AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 17, 1997.

                                                     REGISTRATION NO. 33-97908-D
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                         POST-EFFECTIVE AMENDMENT NO. 3
                            ON FORM S-3 TO FORM SB-2

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ACT TELECONFERENCING, INC.
             (Exact name of Registrant as specified in its charter)


                 COLORADO                                  84-1132665
     (State or other jurisdiction of                    (I.R.S. Employer
      incorporation or organization)                   Identification No.)


                         1658 COLE BOULEVARD, SUITE 162
                             GOLDEN, COLORADO 80401
                                 (303) 233-3500
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)


                             GERALD D. VAN EECKHOUT
                         1658 COLE BOULEVARD, SUITE 162
                             GOLDEN, COLORADO 80401
                                 (303) 233-3500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)


                                    Copy to:
                            WILLIAM J. CAMPBELL, ESQ.
                               FAEGRE & BENSON LLP
                               2500 REPUBLIC PLAZA
                             370 SEVENTEENTH STREET
                             DENVER, COLORADO 80202
                                 (303) 820-0630

                               -------------------

        Approximate date of commencement of proposed sale to the public:
     FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                              --------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

================================================================================


                                       ACT TELECONFERENCING, INC.
                     CROSS-REFERENCE SHEET BETWEEN ITEMS OF FORM S-3 AND PROSPECTUS

      ITEM IN FORM S-3                                        LOCATION IN PROSPECTUS
      ----------------                                        ----------------------
1.    Front of Registration Statement and Outside Front
      Cover of Prospectus.................................    Facing Page; Cross-Reference Sheet; Outside Front
                                                              Cover Page

2.    Inside Front and Outside Back Cover Pages of
      Prospectus..........................................    Inside Front Cover Page; Outside Back Cover Page

3.    Summary Information, Risk Factors, and Ratio of
      Earnings to Fixed Charges...........................    The Company; Selected Financial Information; Risk
                                                              Factors

4.    Use of Proceeds.....................................    Use of Proceeds

5.    Determination of Offering Price.....................    Risk Factors

6.    Dilution............................................    Not Applicable

7.    Selling Security Holders............................    Not Applicable

8.    Plan of Distribution................................    Outside Front Cover Page

9.    Description of Securities...........................    Outside Front Cover Page; Description of Securities

10.   Interests of Named Experts and Counsel..............    Experts

11.   Material Changes....................................    Not Applicable

12.   Incorporation of Certain Information by Reference...    Incorporation of Documents by Reference; Additional
                                                              Information

13.   Disclosure of Commission Position on
      Indemnification for Securities Act Liabilities......    Description of Securities




                              SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED JULY 17, 1997


        712,497 SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF WARRANTS

                           ACT TELECONFERENCING, INC.

         This Prospectus relates to the registration of 712,497 shares of common stock, no par value (the "Common Stock") of ACT Teleconferencing, Inc. (the "Company"), which are issuable upon exercise of the outstanding redeemable warrants (the "Warrants") issued by the Company as part of units ("Units") in the Company's initial public offering (the "February 1996 Offering") pursuant to a Prospectus dated February 2, 1996. The issuance of Common Stock on exercise of the Warrants was registered pursuant to a Registration Statement on Form SB-2 filed on February 2, 1996, File No. 33-97908-D (the "Registration Statement"). This Prospectus is a part of Post-Effective Amendment No. 3 to the Registration Statement, filed for the purpose of updating the Registration Statement. The Company will receive proceeds of $5.00 per share for each share of Common Stock issued upon exercise of the Warrants. Shares issued upon exercise of Warrants shall be called herein "Warrant Shares." Warrant Shares will be distributed directly by the Company through its transfer agent to the persons who exercise the Warrants.

         The Warrants are exercisable until 5:00 p.m., Mountain Standard Time, on February 2, 1999 (unless earlier redeemed). Each Warrant will entitle the holder to purchase, at an exercise price of $5.00 per share (the "Exercise Price"), one Warrant Share (subject to adjustment in certain circumstances). The Company has reserved 712,497 shares of Common Stock for issuance upon exercise of the Warrants, being the maximum number of shares that will be issuable upon exercise of the Warrants. The Exercise Price is also subject to adjustment upon the occurrence of certain events. See "Description of Securities -- Warrants Covering the Warrant Shares."


         The Common Stock and the Warrants were traded as Units on the Nasdaq SmallCap Market under the symbol ACTTU from March 11, 1996 until April 17, 1996. On that date, the Units were delisted; thereafter, the Common Stock and the Warrants have traded separately on the Nasdaq SmallCap Market under the symbols ACTT and ACTTW, respectively. On July 3, 1997, the closing bid price of the Common Stock on Nasdaq was $11.50 per share and the closing bid price of the Warrants was $5.25 per Warrant.


                             -----------------------

          THE COMMON STOCK OFFERED HEREBY IS SPECULATIVE AND INVOLVES A
           HIGH DEGREE OF RISK AND IMMEDIATE AND SUBSTANTIAL DILUTION.
                     SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                             -----------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION
 OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION BY ANYONE TO ANY PERSON IN ANY STATE, TERRITORY, OR POSSESSION OF THE UNITED STATES IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED BY THE LAWS THEREOF, OR TO ANY PERSON TO
             WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.


                  THE DATE OF THIS PROSPECTUS IS JULY 17, 1997




                                  THE COMPANY

         ACT Teleconferencing, Inc. (the "Company") provides and markets a broad range of high-quality audio, data, and video teleconferencing services and assembles and distributes related products to businesses and other organizations in the United States, Europe, and Australia. The Company maintains operations centers in the United States, the United Kingdom, the Netherlands, and Australia, where it has installed and operates computer-managed telephone equipment known as "bridges" for conducting multiparty teleconferences.

         The Company's audio teleconferencing services accommodate multiparty conferences with a number of participants at levels of audio volume and clarity that are not available on most office telephones. Teleconferencing facilitates routine meetings, training services, and information distribution where travel would make it impractical, inconvenient, or expensive to assemble a large group on short notice or with regular frequency. The Company offers a variety of services at different price levels depending on customer needs and business volume. The Company's customers include small businesses, Fortune 500 companies, law firms, accounting firms, banks, and a variety of other businesses and entities.

         The Company markets data teleconferencing services and software, as an adjunct to its audio teleconferencing services. The Company also distributes data teleconferencing software that permits clients to interconnect desktop computers by standard modem and simultaneously conduct audio and data teleconferences in which each participant may at once communicate verbally and view, modify, and retrieve data appearing on the computer screen.

         The Company offers a video teleconferencing product line known as ActionViewTM. ActionView products are competitively priced, stand-alone systems that permit individuals or small groups to send and receive video and audio signals through use of a video camera, computer, and a data compression/decompression ("Codec") device that allows video signals to be transmitted over digital telephone systems. ActionView systems comply with international standards and are connected primarily over an Integrated Services Digital Network ("ISDN") service, which is available in most major metropolitan markets. The Company's audio and data teleconferencing services can be provided over any telephone network.

         The Company markets its services and certain products through its North American, European, and Australian marketing operations and through commission-based sales representatives. The Company opened its Australian office in May 1997 and is actively seeking opportunities for further expansion through the establishment of additional North American, European, and Australasian sales offices and operations centers.

         The Company operates as a holding company for its four wholly owned domestic and foreign subsidiaries and for its majority owned United Kingdom subsidiary. The Company was incorporated in Colorado in 1989. The Company's principal executive offices are located at 1658 Cole Boulevard, Suite 162, Golden, Colorado 80401, and its telephone number is (303) 233-3500.


                         SELECTED FINANCIAL INFORMATION

         The following table sets forth selected financial information concerning the Company and is qualified by reference to the financial statements (both prior to and subsequent to the date of this Prospectus) and notes thereto incorporated by reference into this Prospectus.

                             CONSOLIDATED STATEMENT OF OPERATIONS

                                                       YEAR ENDED                   THREE MONTHS ENDED
                                                       DECEMBER 31                       MARCH 31
                                              ----------------------------     ----------------------------

                                                 1996             1995            1997             1996
                                              -----------     ------------     -----------     ------------

Net Revenues                                  $ 6,219,946     $ 3,461,204      $ 2,117,654     $ 1,372,440
Income (Loss) Before
  Taxes and Minority Interest                    (923,649)       (187,006)         110,965         (78,909)
Taxes on Income and Minority Interest             284,458         237,054           97,805          75,688
Net Income (loss)                              (1,208,107)       (424,060)          13,160        (154,597)
Net Income (loss) Per Share                         (0.41)          (0.21)            0.01           (0.06)



                               CONSOLIDATED BALANCE SHEET DATA

                                                         MARCH 31, 1997           DECEMBER 31, 1996
                                                         --------------           -----------------

Net Working Capital                                       $    559,622              $    697,151
Total Assets                                                 4,524,712                 4,085,269
Total Liabilities and Minority Interest                      2,753,091                 2,317,312
Shareholders' Equity                                         1,771,621                 1,767,957



                                  RISK FACTORS

         THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE IMMEDIATE SUBSTANTIAL DILUTION AND A HIGH DEGREE OF RISK. IN EVALUATING THE COMPANY AND ITS BUSINESS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN ADDITION TO OTHER INFORMATION PRESENTED IN THIS PROSPECTUS.

         IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN EVALUATING AN INVESTMENT IN THE WARRANT SHARES OFFERED HEREBY. ALL STATEMENTS, TREND ANALYSIS, AND OTHER INFORMATION, WHETHER CONTAINED IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE TO PAST OR FUTURE DOCUMENTS, RELATIVE TO MARKETS FOR THE COMPANY'S PRODUCTS AND TRENDS IN THE COMPANY'S OPERATIONS OR FINANCIAL RESULTS, AS WELL AS OTHER STATEMENTS INCLUDING WORDS SUCH AS "ANTICIPATE," "BELIEVE," "PLAN," "ESTIMATE," "EXPECT," AND "INTEND" AND OTHER SIMILAR EXPRESSIONS, CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO BUSINESS AND ECONOMIC RISKS, INCLUDING BUT NOT LIMITED TO THOSE DISCUSSED IN "RISK FACTORS," AND ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY FORWARD-LOOKING STATEMENTS.

HIGHLY COMPETITIVE MARKET; EASE OF MARKET ENTRY

         The teleconferencing industry is highly competitive. Competition in the Company's markets is based primarily on quality, service, and price. In order to compete successfully against other teleconferencing providers, the Company must be able to maintain competitive pricing while at the same time offer high quality services and related products. Competition in the Company's markets may result in pricing pressures that may adversely affect the prices and sales levels of the Company's teleconferencing services and related products. Teleconferencing equipment and bridges are widely available at relatively affordable prices. There are few regulatory barriers to competition in the United States. Until recently, local exchange carriers ("LECs"), including local telephone companies, were prohibited from providing audio teleconferencing, except in limited areas. Legislation recently passed by the United States Congress permits LECs to offer teleconferencing services. This represents additional competition if some or all of the LECs choose to enter or expand their activities in the teleconferencing market in the United States. In addition, existing competitors can be expected to expand their services and new competitors are likely to be encountered. There are no significant regulatory barriers to market entry in the United Kingdom, the Netherlands, or Australia. Barriers to entry in certain other foreign markets vary, but may involve governmental regulation or government-owned telephone systems resistant to competition with independent teleconferencing companies. Many of the Company's competitors have substantially greater capital resources and name recognition than the Company. There is no assurance that the Company will be able to compete against such competitors and potential competitors in terms of research and development, manufacturing, marketing, and sales.

ACCEPTANCE OF VIDEO CONFERENCING; ISDN SERVICE

         The Company has entered the video conferencing market with the offering of a video conferencing and video bridging system ("ActionView") that the Company believes is priced competitively to comparable small group systems that are currently marketed. The ActionView system is intended to permit group video teleconferencing based on personal computer technology and coder/decoder ("Codec") equipment for transmission of video signals. The ActionView system requires Integrated Services Digital Network ("ISDN") telephone service. ISDN telephone service is technically acceptable but is not yet universally available in the United States and is generally higher priced than ordinary telephone service. There can be no assurance that the ActionView system offered by the Company will achieve significant market acceptance, that it will prove reliable in commercial applications, that competitors with greater financial strength will not market similar systems at prices more competitive than the Company's product, or that potential customers for the ActionView system will have access to ISDN telephone services at rates which permit their purchase and use of the ActionView system. If ISDN service is not available to, not accepted by, or not workable for, businesses and individuals, the Company's sales of ActionView systems will be materially and adversely affected.

LIMITED REVENUES; HISTORY OF LOSSES

         The Company has generated only limited revenues to date. Since beginning operations in January 1990, the Company incurred net losses of $111,576 for its fiscal year ended December 31, 1990, $100,902 for its fiscal year ended December 31, 1991, and $88,759 for its fiscal year ended December 31, 1992. The Company had net earnings of $25,514 for its fiscal year ended December 31, 1993, a net loss of $253,120 for its fiscal year ended December 31, 1994, a net loss of $424,060 for its fiscal year ended December 31, 1995, a net loss of $1,208,107 for its fiscal year ended December 31, 1996, and net earnings of $13,160 for the three months ended March 31, 1997. As of March 31, 1997, the Company's accumulated deficit was $2,279,101, reflecting losses from operations of its audio teleconferencing services business and startup costs of its Netherlands teleconferencing subsidiary and its videoconferencing subsidiary. The likelihood of success of the Company must be considered in light of the problems, expenses, difficulties, complications, and delays encountered in connection with the operation of a relatively new business, its expansion into new markets and products, the financial strength and effectiveness of its competitors, and the implementation of an expanded marketing strategy. The Company's entry into the assembly and sale of video teleconferencing products is a relatively new activity for the Company and has had a significant adverse effect on the Company's earnings. Video conferencing will likely continue to have an adverse effect on earnings while the Company attempts to develop this business segment. There is no assurance that the Company will ever generate substantial revenues or operate profitably for a sustained period. See "Selected Financial Information."


POSSIBILITY OF REVENUE FLUCTUATIONS

         The Company's ability to generate sufficient revenues to support its fixed costs and its growth may be adversely affected by the mobility of its customers. Teleconferencing customers can easily switch to a competing provider or apportion their business among several vendors. The Company's relatively small revenue base makes it susceptible to significant fluctuations in revenues from any single customer. The Company's three largest customers accounted for
8.5 percent, 5.6 percent, and 5.1 percent of revenues, respectively in 1995; and for 12.6 percent, 10.9 percent, and 6.9 percent of revenues, respectively, in 1996.

NEED TO EXPAND OPERATIONS; ACQUISITIONS; FINANCING; DILUTION

         Many of the Company's current and prospective domestic and international customers utilize teleconferencing services for both local and long-distance teleconferencing, and for reasons of cost and convenience often prefer to do business with a teleconferencing office that is available locally to their central offices. In order to compete for such customers, the Company may be required to establish a local presence and install bridge equipment in additional North American, European, and Australasian cities. Since the Company expects to experience startup losses from new installations until revenues associated with such installations offset related costs, the Company's ability to fund the costs of such expansions will depend in large part on the availability of adequate financing. The Company presently has a term loan due in August 1999 and a number of capitalized leases due at various times through 2000. The Company has no assurance that major long-term financing will be available as and when needed. Rather than establishing a new office and installing a new bridge in select cities, the Company may, in appropriate circumstances, seek to acquire an existing provider of teleconferencing services in such city, and may seek to do so by the issuance of common stock in lieu of, or in combination with, a cash purchase or investment. While the Company has no present agreements or arrangements for the acquisition of other teleconferencing businesses, the Company continually explores the possibility of such acquisitions. To the extent that all or any part of the consideration for such acquisition consists of stock of the Company, such an acquisition could result in substantial additional dilution to purchasers in this offering. Moreover, were the Company to seek to raise additional capital through the sale of additional Common Stock and/or warrants at some future date, it may be required to do so at a price per share that is less than the price of the shares offered hereby. Future sales of Common Stock could result in substantial additional dilution to investors purchasing the Units offered hereby.

DEPENDENCE ON MANAGEMENT AND OTHER KEY PERSONNEL

         The Company is dependent primarily upon the services of Gerald D. Van Eeckhout and David Holden. Although the Company maintains a key-employee life insurance policy on Mr. Van Eeckhout, the Company's Chairman, there is no assurance the proceeds from such insurance would be adequate to identify and employ his successor and to compensate the Company for the loss of his services. A life insurance policy owned by the Company's United Kingdom subsidiary on Mr. Holden, its Managing Director, is for the limited purpose of buying Mr. Holden's shares in the subsidiary and will not be available to fund expenses associated with the replacement of Mr. Holden in the event of his death.

TECHNICAL PERSONNEL NEEDS

         The design, engineering, and repair of teleconferencing equipment and networks are highly technical, and the Company must continue to locate and employ technically qualified contractors and/or employees, who may command premium compensation, to install, maintain, and repair such equipment and networks. If sufficiently qualified persons cannot be found and employed on a timely basis as the Company seeks to expand its operations, the Company's expansion may be delayed or its operations otherwise adversely affected.

TECHNOLOGICAL OBSOLESCENCE

         Technological innovations, such as computer-based bridging equipment, have enabled the Company and others to engage in the teleconferencing services business. These innovations are likely to continue and there can be no assurance that the Company will be able to react and adapt to these changes should they develop, that equipment or software innovations would be available to the Company at a reasonable price in the future, or that developments by competitors will not render the Company's services obsolete. Although the Company recently upgraded its bridging equipment to provide state-of-the-art audio teleconferencing technology, which may be augmented to provide data teleconferencing and video teleconferencing, rapid technological changes in the teleconferencing industry may render the Company's bridging or other teleconferencing equipment obsolete or require substantial additional investment by the Company to remain competitive. There can be no assurance such technical innovations would be available to the Company at a reasonable price, if at all, or that the Company would be able to respond adequately to such technical innovations. Any such event could have a material adverse effect on the Company.

LIMITED INTELLECTUAL PROPERTY PROTECTION

         The Company seeks to protect its proprietary information and business practices as trade secrets. The Company believes its name and the "ACT" logo are unique in the teleconferencing market, but common usage of the name "Act" or "ACT" by a variety of other enterprises makes trademark protection in some contexts either unavailable or so likely to generate litigation or the threat of litigation as to make the pursuit of such protection prohibitively expensive. The United Kingdom's Trade Marks Registry has issued trademark certificates to the Company for ACT and ACTIONCALL, which the Company licenses to ACT Teleconferencing Limited, and to ACT Teleconferencing Limited for CONFERCALL. There can be no assurance that the Company will be able to protect its proprietary information, business practices, or trademarks from use by competitors, or that the Company would be successful in any litigation it might bring to protect its proprietary information, business practices, or trademarks. The Company holds no patents.

FOREIGN OPERATIONS; EXCHANGE RATE FLUCTUATIONS

         The Company operates foreign subsidiaries in the United Kingdom, the Netherlands, and Australia. Adverse political or economic developments may occur in even the most stable political or economic climate, and there is always a risk of changes, including dramatic changes, in currency values in foreign markets. Fluctuations in the British, Dutch, or Australian currencies could offset revenue gains from the sale of additional teleconferencing services and/or products, or increase operating losses incurred, in the United Kingdom, the Netherlands, or Australia. Any future expansion by the Company in other foreign markets will necessarily increase the Company's exposure to such risks.

DILUTION

         Purchasers of the Warrant Shares offered hereby will experience an immediate, substantial dilution in net book value of the assets, the amount of which will vary over time depending on the Company's earnings, the price and amount of Common Stock sold in other transactions, and other factors that affect the Company's net worth. For example, the effect of the exercise on July 17, 1997, would increase the present estimated net tangible book value from approximately $0.88 per share before conversion to $1.62 per share after conversion, assuming conversion of all of the Warrants; therefore, purchasers of Warrant Shares would have experienced an estimated dilution of approximately $3.38 per share, or approximately 67.6 percent of the exercise price at $5.00 per share, assuming exercise of all of the Warrants, and substantially greater dilution if only a small percentage of the Warrants were exercised. The estimated net book value of $0.88 has been calculated by adjusting the March 31, 1997 historical amount for the June 1997 exercise of private warrants to purchase 329,670 shares at an exercise price of between $3.25 and $3.50.

EXERCISE PRICE; STOCK PRICE VOLATILITY

         The exercise price of the Warrants was determined through negotiations between the Company and Tuschner & Company, Inc. ("Tuschner"), the underwriter of the February 1996 Offering, based on several factors, including then-prevailing market conditions, estimates of the business potential of the Company, and other factors deemed relevant, and does not necessarily bear any relationship to net worth, earnings, or other financially based criteria of valuation. The securities markets have from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. Announcements of new products by the Company or its competitors, developments or disputes concerning patents or proprietary rights, and economic and other external factors, as well as period-to-period fluctuations in the Company's financial results, may have a significant impact on the market price of the Common Stock. There can be no assurance that the market price of the Common Stock will not decline below the exercise price of the Warrants.

NASDAQ REQUIREMENTS; PENNY STOCK RULES

         The Common Stock and Warrants are listed on the Nasdaq SmallCap Market; however, if the Company fails to meet the continuing requirements necessary to qualify for its Common Stock to be quoted on the Nasdaq SmallCap Market, the shares will be subject to certain rules of the Securities and Exchange Commission relating to "penny stocks," under the Penny Stock Reform Act of 1990. Such rules require broker/dealers to make a suitability determination for purchases and to obtain the purchaser's prior written consent for a purchase transaction, thereby restricting the ability of purchasers of shares offered hereby and of broker/dealers to sell shares of the Common Stock and Warrants in the open market. Such restriction would likely affect adversely both the market price and liquidity for such shares. The Company intends to maintain qualification for the continued quotation of its Common Stock and Warrants on the Nasdaq SmallCap Market subsequent to this offering; however, there can be no assurance that it will be able to do so.

SHARES ELIGIBLE FOR FUTURE SALE

         Increases in the amount of Common Stock in the public market as a result of the exercise of the Warrants could adversely affect the market price of the Common Stock. Of the 4,019,597 shares of Common Stock to be outstanding following this offering (assuming exercise of all of the Warrants), the 712,497 shares sold in this offering pursuant to the exercise of the Warrants, the 712,497 shares sold in the February 1996 Offering, and 46,933 shares sold to employees upon exercise of options will be eligible for immediate resale in the public market. Of the remaining 2,547,670 shares of Common Stock, 2,218,000 shares are "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933 (the "Securities Act"). However, all of such shares are currently eligible for sale under Rule 144, including 2,041,750 shares eligible for sale under Rule 144(k). The remaining 329,670 shares were issued in June 1997 upon exercise of warrants issued in a 1995 private offering. Those shares were issued pursuant to Regulation S of the Securities Act, and may not be sold in the United States except in accordance with the provisions of Regulation S. In addition, in private placements between 1993 and 1995, the Company issued warrants to purchase 633,340 shares of Common Stock, 199,920 of which remain outstanding, expiring between August 31, 1997 and December 31, 1998. Upon exercise of those warrants, 169,950 of the shares issued thereunder will be restricted securities as that term is defined in Rule 144, and the remaining 29,970 will be salable only in accordance with Regulation S. Also, Tuschner holds a Unit Purchase Option to purchase up to 71,250 Units (each Unit comprised of one share of Common Stock and one warrant) at $4.20 per Unit. At a future date, the Company may register the resale of some or all of the shares of Common Stock issued by the Company pursuant to the exercise of the Company's outstanding warrants other than the Warrants, making such shares eligible for immediate resale. See "Description of Securities -- Stock Options; Other Warrants; Unit Purchase Option."

OPTIONS AND WARRANTS TO BE OUTSTANDING

         In addition to the Warrants, as of July 17, 1997, certain persons, including officers of the Company or its subsidiaries and directors of the Company, hold options and warrants to purchase a total of 758,320 shares of Common Stock, and Tuschner holds a Unit Purchase Option to purchase up to 71,250 Units. The price which the Company may receive for issuance of its Common Stock upon exercise of such options and warrants may be less than the value of, or market price for, the Company's Common Stock at the time such options and warrants are exercised. While such options and warrants are outstanding, the holders thereof are given, at little or no cost, the opportunity to profit from any increase in the market price of the Company's Common Stock without assuming the risk of ownership. So long as such options and warrants remain unexercised, the terms under which the Company could obtain equity capital from other sources may be adversely affected. Moreover, the holders of such options and warrants may be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain needed capital from offering its securities on terms more favorable than those provided by the outstanding options and warrants. To the extent that any such options or warrants are exercised, the interests of the Company's shareholders may be diluted proportionately. See "Description of Securities -- Stock Options; Other Warrants; Unit Purchase Option."

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company is obligated to indemnify its directors, officers, and other persons for expenses and liabilities incurred in their corporate capacities. See "Description of Securities -- Indemnification." While such indemnification is limited to expenses and liabilities incurred in the indemnified person's official capacity and indemnification for improper personal benefits is prohibited, the prospect of any indemnification presents a financial risk to the Company. Liability insurance for directors' and officers' exposure is generally not available at an acceptable cost for companies of the size and type of the Company; currently, the Company has limited insurance of this type.

LIMITATIONS ON DIRECTOR LIABILITY

         Directors have no personal monetary liability to the Company or its shareholders for a breach of fiduciary duty, with certain exceptions. See "Description of Securities -- Elimination of Director Liability." Limitations on directors' liability may pose a risk to the Company to the extent the absence of liability exposure may make a director less diligent in fulfilling his or her duties. However, the Board believes these limitations enable it to attract directors who would be unwilling to serve otherwise.

ISSUANCE OF UNDESIGNATED PREFERRED STOCK

         The Board of Directors, without any action by the Company's shareholders, has the authority to issue up to 1,000,000 shares of authorized but undesignated preferred stock and to fix the powers, preferences, rights, and limitations of any such preferred shares or any class or series thereof, without shareholder approval. Persons acquiring preferred stock could have preferential rights with respect to voting, liquidation, dissolution, or dividends over existing shareholders, and the issuance of such shares could discourage a change in control. See "Description of Securities -- Preferred Stock".

ANTI-TAKEOVER PROVISIONS

         The Company's Articles of Incorporation include provisions designed to discourage hostile takeover attempts and to strengthen the Board's influence in negotiating with possible acquirers. These anti-takeover provisions include the election of the Board by classes elected for three-year terms and provisions discouraging two-tier bidding where the control group receives a more favorable price than minority stockholders. Such provisions could have the effect of deterring or delaying a takeover or other change in control of the Company, could deny shareholders the receipt of a premium on their Common Stock, and could have a depressive effect on the market price of the Company's Common Stock. See "Description of Securities -- Certain Provisions Having Anti-takeover Considerations."

CONTROL BY EXISTING SHAREHOLDERS

         As of July 17, 1997, directors, executive officers, and principal shareholders of the Company own beneficially approximately 32 percent of the Company's outstanding Common Stock. Such persons would own 26 percent of the outstanding Common Stock if all of the Warrants were exercised. Accordingly, these shareholders may be able to control or significantly influence the outcome of shareholder votes, including the election of directors, even after the exercise of the Warrants. This concentration of ownership also may have the effect of delaying, deferring, or preventing a change in control of the Company.

NO DIVIDENDS

         The Company has never paid cash dividends and does not intend to pay any in the foreseeable future. There is no assurance that the Company will achieve a profitable level of operations that would allow dividends to be paid. Moreover, the Company intends to use any earnings which may be generated to finance further growth of the Company's business.


                                USE OF PROCEEDS

         The net proceeds received by the Company from the sale of Units in the February 2, 1996 public offering were approximately $1,900,000. Additional proceeds to be received by the Company from the sale of Common Stock offered hereby after deducting estimated offering expenses are estimated to be approximately $3,500,000 if all of the Warrants are exercised. The Company intends to use these proceeds for general working capital purposes, and in particular, to fund the ongoing startup costs of its videoconferencing and international subsidiaries.

         In the short term, pending utilization of the proceeds of this offering, the Company intends to invest the net proceeds of this offering in interest-bearing, investment grade securities or other short-term debt instruments.


                           DESCRIPTION OF SECURITIES

         The authorized capital stock of the Company consists of 10,000,000 shares of Common Stock, no par value. As of July 3, 1997, there were 3,290,100 shares outstanding and held of record by approximately 114 shareholders. The Company believes these shares are held of record for approximately 450 beneficial shareholders. The Common Stock and Warrants are currently traded on the Nasdaq SmallCap Market under the symbols "ACTT" and "ACTTW," respectively.

COMMON STOCK

         The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters on which shareholders are entitled or permitted to vote. There is no cumulative voting for the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of Common Stock are entitled to receive ratably such dividends as may lawfully be declared by the Board of Directors out of funds legally available therefor and in liquidation and to share pro rata in any other distribution to the holders of Common Stock, although no such dividends have ever been paid and none are expected to be paid in the future. Holders of Common Stock have no preemptive or subscription rights. There are no conversion rights, redemption rights, sinking fund provisions, or fixed dividend rights with respect to the Common Stock.

         The Company will at all times reserve a sufficient number of shares of Common Stock for issuance upon exercise of the Warrants, the Unit Purchase Option, and other warrants and options currently outstanding. All currently outstanding shares of Common Stock are, and any Common Stock issued in this offering or in connection with the future exercise of options or Warrants will be, fully paid and non-assessable.

WARRANTS COVERING THE WARRANT SHARES

         The Warrants covering the Warrant Shares offered hereby were issued under and are governed by the provisions of a Warrant Agreement between the Company and its transfer agent. Although the following discussion is not a complete discussion of all terms of the Warrant Agreement, the Company believes it contains all material provisions of the Warrant Agreement.

         Each Warrant entitles the holder thereof to purchase one share of Common Stock during a three-year period commencing February 2, 1996 at an exercise price of $5.00 per share, subject to adjustment in certain events. The Company may at any time redeem the Warrants at $.10 per Warrant on 30 days written notice, provided that the average closing bid price per share of Common Stock has been at least 120% of the exercise price of the Warrant (i.e., an average closing bid price of at least $6.00), subject to adjustment, for the ten consecutive trading days prior to the notice of redemption. Holders of these Warrants will forfeit all rights upon such redemption except the right to receive the $.10 redemption price per Warrant and the right to exercise the Warrants during the 30-day notice period.

         Holders of these Warrants are not entitled to vote, receive dividends, or exercise any of the rights of shareholders of Common Stock for any purpose until the Warrants have been duly exercised; the Warrants may be presented for transfer, exchange, or exercise at the office of the Company's transfer agent acting as Warrant Agent.

         The Warrants provide for adjustment of the exercise price and of the number of underlying shares of Common Stock to protect their holders against dilution in certain events, including stock dividends, stock splits, reclassifications, consolidations, mergers, and other business combinations.

         Unless the exercise of the Warrants qualifies for an exemption from registration, the Company must have effective registration statements on file with the Securities and Exchange Commission and relevant state securities commissions or agencies, in order for these Warrants to be exercised. Although the Company will use its best efforts to maintain effective registrations during the three-year exercise period of the Warrants, there can be no assurance that any such registrations or qualifications will be effective at the time holders of the Warrants desire to exercise them. If for any reasons there are not effective registrations or qualifications for the shares of Common Stock underlying these Warrants under all federal and state securities laws pertaining to the holder's exercise, or an appropriate exemption therefrom is not available, these Warrants may not be exercisable and, accordingly, would lose their value.

         For the term of these redeemable Warrants, the holders thereof are given the opportunity to benefit from a rise in the market price of the Company's Common Stock with a resulting dilution in the ownership interest of the Company's shareholders. Since holders of these redeemable Warrants would be expected to exercise their Warrants only when the market price of the Common Stock exceeds the exercise price of the Warrants, such exercise, in all likelihood, would occur when the Company would be able to obtain equity capital through a new offering on terms more favorable to the Company than the terms to which it is obligated under the redeemable Warrants.

PREFERRED STOCK

         The Company's Board of Directors is authorized to establish by resolution different classes or series of stock and to fix the rights, preferences and privileges, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class or series without any further vote or action by the shareholders. Although there is no current intention to do so, the issuance of a class or series of preferred stock with certain special rights or privileges could have the effect of delaying, deferring or preventing a change in control of the Company which may adversely affect the voting and other rights of the holders of Common Stock. See "Risk Factors -- Issuance of Undesignated Preferred Stock; Anti-takeover Provisions."

STOCK OPTIONS

         The Company adopted the Stock Option Plan of 1991 (the "1991 Plan") in order to attract, retain, and motivate key employees and consultants by providing them a means of acquiring an ownership interest in the Company. The 1991 Plan covers incentive stock options within the meaning of section 422 of the Internal Revenue Code, as amended, and nonstatutory (sometimes called nonqualified) stock options. The 1991 Plan provides that the purchase price of the shares covered by an incentive stock option may not be less than the fair market value of the shares on the date the option is granted. The term of the options may not exceed ten years from the date of grant. This plan was amended as of April 28, 1995, and reserves 400,000 shares of Common Stock for this purpose. As of July 17, 1997, options to purchase 326,400 shares were outstanding under the 1991 Plan, and options to purchase 63,600 shares had been exercised. Of these outstanding shares incentive stock options for 256,400 shares had been granted to certain employees of the Company with prices ranging from $1.00 to $5.00 per share expiring on various dates between August 15, 2002, and June 18, 2007 and nonqualified options for 70,000 shares had been granted to certain nonemployee officers or directors of the Company with prices ranging from $1.00 to $2.00 per share expiring on various dates between December 31, 2002, and April 28, 2005. As of July 17, 1997, options for 10,000 shares remain available for issuance pursuant to the 1991 Plan. As a general rule, options vest at the rate of 25 percent per year. The Plan Administrator determines the length of each option at the time of grant with the 1991 Plan providing a maximum term of ten years. Options granted under the 1991 Plan to employees are exercisable by the employee only during his or her employment and, under certain circumstances, for three months following termination of employment. In the event the employee dies while holding options, the employee's personal representative has twelve months, or until the expiration date of the options, whichever is earlier, to exercise the options. The number of shares purchasable and the purchase price under the 1991 Plan are subject to antidilution provisions and adjustments upon certain events. Pursuant to the 1991 Plan, the Plan Administrator has power to establish the exercise price of nonstatutory options granted under the 1991 Plan. The exercise price of options granted in the future under the 1991 Plan will not be less than 85 percent of the market value of the underlying stock on the date of the grant.

         The Company adopted the Stock Option Plan of 1996 (the "1996 Plan") at the annual meeting of shareholders on June 18, 1997. The 1996 Plan was adopted for the same purposes as was the 1991 Plan, and likewise covers incentive stock options and nonstatutory stock options. This plan is administered by the Personnel and Compensation Committee of the Board of Directors (the "Committee"). The 1996 Plan provides that the purchase price of the shares covered by an incentive stock option may not be less than the fair market value of the shares on the date the option is granted and that the exercise price of a nonstatutory option shall not be less than 85 percent of such fair market value. This plan also reserves 400,000 shares of Common Stock for issuance. As of July 3, 1997, options to purchase 215,000 shares were outstanding under the 1996 Plan, none of which had been exercised. Incentive stock options for 200,000 shares had been granted to certain employees of the Company with prices ranging from $3.00 to $5.00 per share expiring on various dates between November 1, 2006 and June 18, 2007. Nonqualified options for 15,000 shares had been granted to certain nonemployee service providers of the Company at a price of $5.00 per share expiring on June 18, 2007. As of July 3, 1997, options for 185,000 shares remain available for issuance pursuant to the 1996 Plan. The Committee determines the length and vesting schedule of each option at the time of grant with the 1996 Plan providing a maximum term of ten years. Options granted under the 1996 Plan to employees are exercisable by the employee only during his or her employment and, under certain circumstances, for three months following termination of employment. In the event the employee dies while holding options, the employee's personal representative has twelve months, or until the expiration date of the options, whichever is earlier, to exercise the options. The number of shares purchasable and the purchase price under the 1996 Plan are subject to antidilution provisions and adjustments upon certain events.

OTHER WARRANTS

         Common stock purchase warrants (other than the Warrants) outstanding as of July 3, 1997 cover (i) the purchase of 8,750 shares of Common Stock held by three persons exercisable at $4.00 per share expiring December 31, 1998; (ii) the purchase of 178,570 shares of Common Stock held by 43 persons and exercisable at $3.50 per share until August 31, 1997; and (iii) the purchase of 12,600 units of one share of Common Stock and one warrant to purchase one share of Common Stock (exercisable at $3.50 per share until August 31, 1997) held by 8 persons and exercisable at $3.25 per unit. Holders of these warrants to purchase shares and units having the right to purchase an aggregate of 199,920 shares of Common Stock issuable upon exercise of said warrants, and holders of an additional 329,670 shares of Common Stock previously issued upon exercise of such warrants have registration rights pursuant to an agreement with the Company. Under this agreement, if the Company proposes to register any of its securities under the Securities Act, and if the majority of the holders of the warrants or the shares issuable upon exercise of the warrants (collectively "Warrant Holders") so desire, the Warrant Holders are entitled, subject to certain limitations and exceptions, to include such warrants or shares of Common Stock in such registration. The underwriters of any such offering have the right, in certain circumstances, to limit the number of shares included in the offering. The Company is required to bear all registration and selling expenses (other than underwriters' discounts and commissions and fees of special counsel to the Warrant Holders) in such offering. In addition, under the registration rights agreements between the Company and the Warrant Holders, Warrant Holders are entitled, on one occasion only, to demand that the Company prepare and file a registration statement under the Securities Act at the Company's expense and to require the Company to use its best efforts to effect such registration, subject to certain conditions and limitations.

UNIT PURCHASE OPTION

         The Company has sold to Tuschner and for the account of selected dealers who affiliated with Tuschner in the February 1996 Offering, a Unit Purchase Option to purchase an aggregate of 71,250 Units, each consisting of one share of Common Stock and one warrant to purchase Common Stock at $5.00 per share. This Unit Purchase Option is exercisable at $4.20 per Unit commencing February 2, 1997 and expiring February 2, 2001. The Unit Purchase Option includes customary antidilution provisions, one-time demand registration rights, and unlimited "piggy-back" registration rights.

CERTAIN PROVISIONS HAVING ANTI-TAKEOVER CONSIDERATIONS

         STAGGERED TERMS FOR DIRECTORS. The Articles of Incorporation, as amended, set the maximum number of directors at nine with the exact number within the limitation of nine to be determined from time to time by the Board. Each class is elected for a term expiring at the annual meeting of shareholders in the third year after the election. The Board has established the size of the Board at six members (i.e., three classes of two members each). Currently, there are five members and one vacancy. Election of the Board by classes strengthens the position of the Board in dealing with takeover attempts. By making it difficult to unseat the entire Board at one Annual Meeting, it is intended that the Board as a whole will have more bargaining power in the event a potential acquirer proposes a takeover.

         BUSINESS COMBINATIONS. A provision of the Articles of Incorporation regarding business combinations imposes substantial conditions on third parties who might attempt to acquire control of the Company through a "two-tiered pricing" strategy in which a premium price is paid to obtain a majority of the voting stock and a less desirable consideration (sometimes in the form of bonds or other securities) is paid to other shareholders. These conditions include approval of such proposals by holders of two-thirds of the outstanding shares unless (i) approved by the Board of Directors as constituted prior to receipt of the proposals or (ii) the proposal involves a merger, consolidation, exchange of shares, or sale of all or substantially all assets of the Company and the cash per share to be received by the shareholders is not less than the highest per share price paid by any person, including the person's affiliates, whose beneficial ownership of the Common Stock, in the aggregate, equals or exceeds 20 percent of the outstanding voting power. The effect of these conditions is to discourage new shareholders from replacing incumbent directors with new directors solely for the purpose of obtaining approval of a tender offer; and to require that the same consideration per share be paid to all shareholders as was paid by an acquirer who paid a premium to obtain a 20 percent or more position in the Company's Common Stock. The amendment discourages two-tiered pricing proposals and strengthens the Board of Directors' position in dealing with potential takeover proposals.

         However, the conditions imposed on third parties attempting to takeover the Company and the potential benefits of the classification of directors are offset, in part, by the possibility that a suitor might be discouraged from making a takeover offer, thereby depriving shareholders of an opportunity to sell their shares at an attractive price. On balance, it is management's belief that its strengthened position in dealing with suitors will enable it to bargain more effectively with all potential business partners, including those desiring a takeover.

         PREFERRED STOCK. In addition, the Articles of Incorporation authorize the issuance by the Board of Directors of 1,000,000 shares of Preferred Stock, no par value, the rights and limitations of which are to be determined by the Board of Directors. Shareholder approval will not be required for the issuance of such shares. Such shares of Preferred Stock could have rights that are senior to the rights of the holders of shares of Common Stock, e.g., preferred liquidation rights, cumulative dividends, or voting and conversion rights that could adversely affect the voting power or dividend rights of the holders of Common Stock and delay, defer, or prevent a change in control of the Company. The Board of Directors has no current intention to take any such action.

ELIMINATION OF DIRECTOR LIABILITY

         The Company's Articles eliminate the personal liability of the Company's directors to the Company and to its shareholders for monetary damages for breach of fiduciary duty, except in the instances described below. The provision is authorized by Section 7-108-402 of the Colorado Business Corporation Act and is designed, among other things, to encourage qualified individuals to serve as directors of Colorado corporations by permitting Colorado corporations to limit or eliminate directors' liability for monetary damages for breach of the duty of care.

         Nonetheless, directors remain liable for breaches of their duty of loyalty to the Company and its shareholders, as well as for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law and for transactions from which a director derives improper personal benefit. The Articles do not eliminate director liability under a separate provision of the Colorado Business Corporation Act that makes directors personally liable for unlawful payments of dividends, unlawful stock repurchases or redemptions, unlawful distributions of assets during liquidation, and unlawful loans or guarantees to a director. The Colorado Business Corporation Act expressly sets forth a negligence standard with respect to such liability.

         The provisions that eliminate liability as described above will apply to officers of the Company only if they are directors of the Company and are acting in their capacity as directors and will not apply to officers of the Company who are not directors.

INDEMNIFICATION

         The Colorado Business Corporation Act contains provisions permitting and, in some situations, requiring Colorado corporations to provide indemnification to their officers and directors for losses and litigation expense incurred in connection with their service to the corporation. The Company's Articles and Bylaws contain provisions requiring indemnification by the Company of its directors and officers and other persons acting in their corporate capacities.

         The Colorado Business Corporation Act permits indemnification of a director of a Colorado corporation, in the case of a third-party action, if the director (i) conducted himself in good faith, (ii) reasonably believed that (a) in the case of conduct in his official capacity, his conduct was in the corporation's best interest, or (b) in all other cases, his conduct was not opposed to the corporation's best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe that his conduct was unlawful. The Act further provides for mandatory indemnification of directors and officers who are successful on the merits or otherwise in litigation. The statute limits the indemnification that a corporation may provide to its directors in a derivative action in which the director is held liable to the corporation, or in any proceeding in which the director is held liable on the basis of his improper receipt of a personal benefit.

         In addition, the Company may enter into agreements with its directors providing contractually for indemnification consistent with the Articles and Bylaws; currently, the Company has no such agreements. The Colorado Business Corporation Act also authorizes the Company to purchase insurance for its directors and officers insuring them against certain risks as to which the Company may be unable lawfully to indemnify them. The Company has obtained limited insurance coverage for its officers and directors as well as insurance coverage to reimburse the Company for potential costs of its corporate indemnification of officers and directors.

         Insofar as exculpation or indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors and officers and controlling persons pursuant to the foregoing provisions, the Company has been advised that in the opinion of the Securities and Exchange Commission such exculpation or indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

TRANSFER AGENT AND WARRANT AGENT

         The Company's stock transfer agent and warrant agent is American Securities Transfer and Trust, Inc., 1825 Lawrence Street, Suite 444, Denver, Colorado 80202.


                                 LEGAL MATTERS

         Certain legal matters in connection with the sale of the Warrant Shares offered hereby will be passed upon for the Company by Faegre & Benson LLP, 2500 Republic Plaza, 370 Seventeenth Street, Denver, Colorado.


                                    EXPERTS

         The consolidated financial statements ACT Teleconferencing, Inc. appearing in the ACT Teleconferencing, Inc.'s Annual Report (Form 10-KSB) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The consolidated financial statements of ACT Teleconferencing, Inc. for the year ended December 31, 1995, incorporated herein by reference, have been audited by Van Dorn & Bossi, Boulder, Colorado, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in and made a part of this Prospectus by reference:

                  (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 (which incorporates by reference certain portions of the Company's definitive Notice and Proxy Statement for the Company's Annual Meeting of Stockholders held on June 18, 1997)
         (File No. 0-27560).

                  (b) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1997, as amended (File No. 0-27560).

                  (c) The Company's definitive Notice and Proxy Statement for the Company's Annual Meeting of Stockholders held on June 18, 1997 (File No. 0-27560).

                  (d) The description of the Company's Common Stock which is contained in Registration Statements and reports filed under the Exchange Act.

         All reports and any definitive proxy or information statements filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the shares offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits not specifically incorporated in such documents). Requests for such copies should be directed to the Secretary, ACT Teleconferencing, Inc., 1658 Cole Boulevard, Suite 162, Golden, Colorado 80401 (telephone number 303/233-3500).


                             ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material may be obtained at prescribed rates from the public reference facilities of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy statements, and other information filed by the Company at: http://www.sec.gov.

         Additional information regarding the Company and the shares offered hereby is contained in the Registration Statement, and exhibits thereto, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information regarding the Company and the shares offered hereby reference is made to the Registration Statement, and exhibits thereto, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING BEING MADE HEREBY NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                TABLE OF CONTENTS

                                                   Page
The Company                                         3
Selected Financial Information                      4
Risk Factors                                        4
Use of Proceeds                                     9
Description of Securities                           9
Legal Matters                                       14
Experts                                             14
Incorporation of Documents by Reference             14
Additional Information                              15



                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Other expenses in connection with this Post-Effective Amendment No. 3 that will be paid by ACT Teleconferencing, Inc. (hereinafter in this Part II, the "Company") are estimated to be substantially as follows:

                                                                  APPROXIMATE
                                                                    EXPENSE
         ITEM
         Nasdaq Listing Fees                                        $7,125
         State Securities (Blue Sky) Filing Fees and Expenses       10,000*
         Printing                                                    3,000*
         Company's Legal Fees                                       18,000*
         Accounting Fees and Expenses                                5,000*
         Transfer Agent's Fees                                       1,000*
         Miscellaneous Expenses                                      2,000*
                                                                  ---------
         Total                                                      46,125

* Indicates estimate for the purpose of this filing.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Colorado Business Corporation Act permits a corporation organized thereunder to indemnify its directors, officers, employees, and agents for certain of their acts. The Articles of Incorporation of the Company have been framed so as to conform to the Colorado Business Corporation Act. (Reference is made to the Articles of Incorporation, as amended, incorporated by reference as
Exhibit 3.1 to this Registration Statement.)

         In general, the Company may indemnify any officer, director, employee, or agent against expenses, fines, penalties, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest, and were not unlawful. Indemnification is mandatory with respect to a director or officer who was wholly successful in defense of a proceeding. In all other cases, indemnification of a director, officer, employee, or agent requires a determination by independent decision of the Board of Directors, by independent legal counsel, or by a vote of the shareholders that the applicable standard of conduct was met by the person to be indemnified.

         The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company are generally the same as those set forth above; however, with respect to such actions against directors, indemnification is granted only with respect to reasonable expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner the person reasonably believed was in the Company's best interest; the person must not have been adjudged liable to the Company; and the person must not have received an improper personal benefit.

         Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future pursuant to a vote of shareholders or directors. In addition, the Company is authorized to purchase and maintain insurance which protects its officers and directors against any liabilities incurred in connection with their services in such a position, and such a policy may be obtained by the Company in the future.

ITEM 16. EXHIBITS.

Exhibit
No.        Description
---        -----------
1.1(1)     Form of Underwriting Agreement, as amended
1.2(1)     Form of Selected Dealer Agreement, as amended
1.3(1)     Form of Warrant Agreement
3.1(2)     Restated Articles of Incorporation of the Company dated April 15,
           1996
3.2(2)     Bylaws of the Company, amended as of April 15, 1996
4.1(1)     Form of specimen certificate for Common Stock of the Company
4.2(1)     Form of Unit Purchase Option to be issued by the Company to the
           Underwriter
4.3(1)     Impound Agreement
4.4(1)     Lock-up Letter Agreement
5          Opinion of Faegre & Benson LLP
10.1(1) Stock Option Plan of 1991, as amended, authorizing 400,000 shares of Common Stock for issuance pursuant to the Plan
10.2(1)    Form of Stock Option Agreement
10.3(1)    Form of Common Stock Purchase Warrant
10.4(1)    Form of Placement Agent Warrant
10.5(1) Denver West Office Building Lease dated April 1, 1993, by and between Denver West Office Building No. 6 Venture and the Company, as amended
10.6(1) Leases for United Kingdom facilities (First floor of Howard House) dated September 29, 1993 and April 17, 1995, between Garfunkel & Wanderer Limited and Reichwald Brothers Limited, Landlord, and ACT Teleconferencing Limited, Tenant
10.7(1) Letter agreement dated May 31, 1995 with Worldcom regarding lease of Amsterdam facilities
10.8(1) Sublease Agreement with Integraf Corporation dated August 1995 for ACT VideoConferencing, Inc. premises
10.9(1) Term Loan Agreement dated August 11, 1994, between the Company and Norwest Bank, N.A., Boulder, Colorado
10.10(1) Split Dollar Insurance Agreement dated March 1, 1990, between the Company and Gerald D. Van Eeckhout
10.11(1) Service Agreement dated April 10, 1992 between David Holden and ACT Teleconferencing Limited
10.12(1) Stock Purchase Agreement dated July 13, 1995, between the Company and Paul Clifford for acquisition of NBS, Inc.
10.13(1) Employment Agreement dated July 14, 1995, between the Company and Paul Clifford
10.14(1) Agreement between Company and Gerald D. Van Eeckhout limiting his compensation in 1996 and 1997
10.15(1) Memorandum dated December 22, 1995 from director Seifert amending Mr. Van Eeckhout's compensation
10.16(1) Terms of employment of Harry Walls, president-designate of ACT Teleconferencing Services, Inc. per Company's letter dated December 13, 1995
10.17(1)   Agreement to Exchange Stock between Apogee Robotics, Inc. and Company
10.18(1) Agreement between Company and Ronald J. Bach to borrow proceeds from sale of Apogee Robotics common stock
16.1(3)    Letter from Van Dorn & Bossi to the SEC dated June 14, 1996.
16.2(3)    Letter from Van Dorn & Bossi to the SEC dated June 18, 1996.
21         Subsidiaries of the Company
23.1 The consent of Faegre & Benson to the use of its opinion with respect to the legality of the securities covered by this Registration Statement and to the references to such firm in the Prospectus filed as part of this Registration Statement is included in Exhibit 5
23.2       Consent of Ernst & Young LLP
23.3       Consent of Van Dorn & Bossi
24 Power of Attorney included in signature page of registration statement filed October 10, 1995

(1) Previously filed. (2) Incorporated by reference to the exhibit of the same number to the Company's Form 10-QSB for the Quarter ended March 31, 1996, File No. 0-27560. (3) Incorporated by reference to the exhibits to the Company's Form 8-K filed with the Securities and Exchange Commission on June 18, 1996, File No. 0-27560.

ITEM 17. UNDERTAKINGS.

(a) RULE 415 OFFERING.

         The undersigned small business issuer undertakes that it will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

         (i) Include any prospectus required by section 10(a)(3) of the Securities Act.

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) Include any additional or changed material information on the plan of distribution.

(b) INDEMNIFICATION.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable.

(c) RULE 430A.

         The undersigned small business issuer hereby undertakes that it will:

         (1) For determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

         (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Golden, State of Colorado, on July 17, 1997.


                                  ACT TELECONFERENCING, INC.


Date: July 17, 1997               By       /s/ Gerald D. Van Eeckhout
                                           ------------------------------------
                                           Gerald D. Van Eeckhout
                                           Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment was signed by the following persons in the capacities and on the dates stated.


Signature                                    Title
---------                                    -----

/s/ Gerald D. Van Eeckhout          Chief Executive Officer
-----------------------------          and Director
Gerald D. Van Eeckhout              (Principal Executive Officer)

/s/ Gavin Thomson                   Chief Financial Officer
-----------------------------         (Principal Financial & Accounting Officer)
Gavin Thomson

*                                   Director
-----------------------------
Ronald J. Bach

*                                   Director
-----------------------------
James F. Seifert

*                                   Director
-----------------------------
Carolyn R. Van Eeckhout

/s/ Donald Sturtevant               Director
-----------------------------
Donald Sturtevant

* Gerald D. Van Eeckhout by signing his name hereto, does hereby sign this document on behalf of each of the above named directors of the Registrant pursuant to power of attorney duly executed by such persons.

                                            /s/ Gerald D. Van Eeckhout
                                     ----------------------------------------
                                     Gerald D. Van Eeckhout, Attorney in fact



INDEX TO EXHIBITS
Exhibit No.   Description                                        Page
-----------   -----------                                        ----

1.1(1)        Form of Underwriting Agreement, as amended         All exhibits
                                                                 filed
                                                                 electronically
                                                                 or incorporated
                                                                 by reference
1.2(1)        Form of Selected Dealer Agreement, as amended
1.3(1)        Form of Warrant Agreement
3.1(2)        Restated Articles of Incorporation of the Company
              dated April 15, 1996
3.2(2)        Bylaws of the Company, amended as of April 15, 1996
4.1(1)        Form of specimen certificate for Common Stock of
              the Company
4.2(1)        Form of Unit Purchase Option to be issued by the
              Company to the Underwriter
4.3(1)        Impound Agreement
4.4(1)        Lock-up Letter Agreement
5             Opinion of Faegre & Benson LLP
10.1(1)       Stock Option Plan of 1991, as amended, authorizing
              400,000 shares of Common Stock for issuance
              pursuant to the Plan
10.2(1)       Form of Stock Option Agreement
10.3(1)       Form of Common Stock Purchase Warrant
10.4(1)       Form of Placement Agent Warrant
10.5(1)       Denver West Office Building Lease dated April 1,
              1993, by and between Denver West Office Building
              No. 6 Venture and the Company, as amended
10.6(1)       Leases for United Kingdom facilities (First floor
              of Howard House) dated September 29, 1993 and April
              17, 1995, between Garfunkel & Wanderer Limited and
              Reichwald Brothers Limited, Landlord, and ACT
              Teleconferencing Limited, Tenant
10.7(1)       Letter agreement dated May 31, 1995 with Worldcom
              regarding lease of Amsterdam facilities
10.8(1)       Sublease Agreement with Integraf Corporation dated
              August 1995 for ACT VideoConferencing, Inc.
              premises
10.9(1)       Term Loan Agreement dated August 11, 1994, between
              the Company and Norwest Bank, N.A., Boulder,
              Colorado
10.10(1)      Split Dollar Insurance Agreement dated March 1,
              1990, between the Company and Gerald D. Van
              Eeckhout
10.11(1)      Service Agreement dated April 10, 1992 between
              David Holden and ACT Teleconferencing Limited
10.12(1)      Stock Purchase Agreement dated July 13, 1995,
              between the Company and Paul Clifford for
              acquisition of NBS, Inc.
10.13(1)      Employment Agreement dated July 14, 1995, between
              the Company and Paul Clifford
10.14(1)      Agreement between Company and Gerald D. Van
              Eeckhout limiting his compensation in 1996 and 1997
10.15(1)      Memorandum dated December 22, 1995 from director
              Seifert amending Mr. Van Eeckhout's compensation
10.16(1)      Terms of employment of Harry Walls,
              president-designate of ACT Teleconferencing
              Services, Inc. per Company's letter dated December
              13, 1995
10.17(1)      Agreement to Exchange Stock between Apogee
              Robotics, Inc. and Company
10.18(1)      Agreement between Company and Ronald J. Bach to
              borrow proceeds from sale of Apogee Robotics common
              stock
16.1(3)       Letter from Van Dorn & Bossi to the SEC dated June
              14, 1996.
16.2(3)       Letter from Van Dorn & Bossi to the SEC dated June
              18, 1996.
21            Subsidiaries of the Company
23.1          The consent of Faegre & Benson to the use of its
              opinion with respect to the legality of the securities covered by this Registration Statement and to the references to such firm in the Prospectus filed as part of this Registration
              Statement is included in Exhibit 5
23.2          Consent of Ernst & Young LLP
23.3          Consent of Van Dorn & Bossi
24            Power of Attorney included in signature page of
              registration statement filed October 10, 1995

(1) Previously filed.
(2) Incorporated by reference to the exhibit of the same number to the Company's Form 10-QSB for the Quarter ended March 31, 1996, File No. 0-27560.
(3) Incorporated by reference to the exhibits to the Company's Form 8-K filed with the Securities and Exchange Commission on June 18, 1996, File No. 0-27560.